CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) TREATED AS PRIVATE OR CONFIDENTIAL BY THE REGISTRANT.

EXECUTION VERSION CONFIDENTIAL

AMENDMENT NO. 1 TO THE EQUITY PURCHASE AGREEMENT

This AMENDMENT NO. 1 TO THE EQUITY PURCHASE AGREEMENT (this “Amendment”) is made and entered into as of February 20, 2026, by and between Cadence Design Systems, Inc., a Delaware corporation (“Purchaser”), and Hexagon Smart Solutions AB, a Swedish private limited liability company (“Seller”, and each of Purchaser and Seller, a “Party”), and amends that certain Equity Purchase Agreement, dated as of September 4, 2025, by and between Purchaser and Seller (the “Agreement”). Any capitalized term used and not otherwise defined in this Amendment shall have the meaning ascribed to it in the Agreement.
RECITALS
WHEREAS, the Parties desire to amend the Agreement pursuant to Section 10.4 of the Agreement, effective as of the date of this Amendment.
NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties, conditions and agreements set forth herein, and for other good and valuable consideration, the sufficiency of which are hereby acknowledged, the Parties hereby agree, and the Agreement is hereby amended effective as of the date of this Amendment, as follows:
1.Definition of Agreement; No Other Modification. As used in the Agreement, each reference to “hereof,” “herein,” “hereby,” “hereunder,” or “this Agreement” and words or phrases of similar import will from and after the entry into this Amendment refer to the Agreement as amended by this Amendment. Notwithstanding anything to the contrary in this Amendment, the date of the Agreement will in all instances remain as September 4, 2025, and any references in the Agreement to “the date first above written,” “the date of this Agreement,” “the date hereof” and similar references will continue to refer to September 4, 2025. Except as specifically modified by this Amendment, the terms of the Agreement shall remain in full force and effect in accordance with its terms.
2.Certain Definitions.
(a)The following definitions are hereby inserted into Section 1.1 of the Agreement:

“Belgium Approval” means the Approval of the Belgian Interfederal Screening Committee (Comité de filtrage interfédéral), pursuant to the Cooperation Agreement of 30 November 2022, as amended, required to permit the consummation of the Belgium Transaction.
“Belgium Approval Date” means the earlier of the date on which the Belgium Approval shall have been obtained or applicable waiting periods have expired or have been terminated; provided that (each of the following contained in this proviso, a “Non-Belgium Restraint”) as of such date no Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Judgment which is in effect and has the effect of making the Belgium Transaction illegal, otherwise restraining or prohibiting consummation of the Belgium Transaction or causing the
Belgium Transaction to be rescinded following completion thereof, and no applicable Law shall have been enacted or deemed applicable to the Belgium Transaction contemplated hereby that makes the Belgium Transaction illegal.
“Belgium Closing Date” means (a) the third Business Day following the Belgium Approval Date; provided that in the event the Belgium Closing would take place during the last 10 Business Days of any fiscal quarter of Purchaser (a “Quarter End Period”), either Party may elect by written notice to the other Party prior to such Quarter End Period that the Belgium Closing take place on the first Business Day of the next calendar month (so long as no Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Judgment which is in effect and has the effect of making the Belgium Transaction illegal, otherwise restraining or prohibiting consummation of the Belgium Transaction or causing the Belgium Transaction to be rescinded following completion thereof, and no applicable Law shall have been enacted or deemed applicable to the Belgium Transaction contemplated hereby that makes the Belgium Transaction illegal, in each case, as of such date), or (b) such other date as may be agreed by the Parties.
“Belgium Holdback Amount” means an amount in cash equal to
[***]
“Belgium Outside Date” means the date that is 12 months after the date of this Agreement; provided that if the Belgium Closing shall not have occurred prior to or on such date and the Belgium Approval has not been obtained or the applicable waiting periods have not expired or have not been terminated as of such date, Purchaser shall have the right, by written notice delivered to Seller prior to or on the original Belgium Outside Date, to extend the original Belgium Outside Date for an additional period of three months (such extended date, the “First Extended Belgium Outside Date”); provided, further, if the Belgium Closing shall not have occurred prior to or on the First Extended Belgium Outside Date and the Belgium Approval has not been obtained or the applicable waiting periods have not expired or have not been terminated as of such date, Purchaser shall have the right, by written notice delivered to Seller prior to or on the First Extended Belgium Outside

Date, to further extend the Belgium Outside Date for an additional period of three months (such further extended date, the “Second Belgium Extended Outside Date”). The term “Belgium Outside Date” as used in this Agreement means the original Belgium Outside Date, or, if Purchaser exercises its right to extend as set forth in this definition, the First Extended Belgium Outside Date or the Second Extended Belgium Outside Date, as applicable.
“Belgium Purchased Entity” means [***].
“Local Transfer Agreement” means an equity transfer instrument, substantially in the form of Exhibit I attached to this Agreement and otherwise reasonably acceptable to Purchaser and Seller, for the valid transfer of the Belgium Purchased Entity Equity in accordance with local and other applicable Law.
3.Purchase, Sale and Transfer of Belgium Purchased Entity.
(a)The following is hereby inserted as a new Section 2.1(b) of the Agreement, it being understood that, effective as of February 17, 2026, the Pre-Belgium Transaction was consummated pursuant to the terms set forth herein:
“No later than one Business Day prior to the Closing Date, [***]. On the Belgium Closing Date, [***]”
(b)Exhibit I and Exhibit J attached to this Amendment are hereby inserted in their entirety as a new Exhibit I and a new Exhibit J to the Agreement.
(c)The following is hereby inserted as a new Section 2.1(c) of the Agreement:
“Notwithstanding anything herein to the contrary, from and after the Closing until the Belgium Closing or the earlier abandonment of the Belgium Transaction in accordance with the terms hereof, (i) the provisions of Section 5.1 shall apply with respect to the Belgium Approval (provided that, with respect to thereto, any reference therein to “Closing” shall be deemed to mean the Belgium Closing and any reference therein (other than Section 5.1(f)) to “Transaction” shall be deemed to mean the Belgium Transaction) and the provisions of Section 5.2 and Section 5.5(a) shall continue to apply with respect to the Belgium Purchased Entity, its business and operations (provided that, with respect thereto, any reference therein to “Closing” shall be deemed to mean the Belgium Closing), (ii) Seller shall not, and shall cause the Belgium Purchased Entity not to, (A) distribute any Cash Amounts of the Belgium Purchased Entity included in the calculation of the Closing Cash Amount out of the Belgium Purchased Entity or (B) incur any Indebtedness of the Belgium Purchased Entity in excess of the Indebtedness of the Belgium Purchased Entity included in the calculation of the Closing Indebtedness and (iii) Seller and its applicable Affiliates shall retain the rights to control and direct the operations of the Belgium Purchased Entity, subject to compliance with Section 5.2. Notwithstanding anything herein to the contrary, the releases provided in Section 10.8 with respect to the Belgium Purchased Entity shall only be effective upon the Belgium Closing. The Parties acknowledge and agree that, notwithstanding Section 10.19 and except as provided in Section 5.22(a), if the Belgium Transaction is abandoned in accordance with Section 8.4 prior to the Belgium Closing, the Belgium Purchased Entity shall be deemed to be a “Retained Entity” and shall not be a “Transferred Entity” for all purposes of this Agreement with retroactive effect from the date of the Agreement.”
4.Belgium Holdback Amount.
(a)Section 2.2(a) of the Agreement is hereby amended and restated in its entirety as follows:
“The “Purchase Price” shall consist of (x) prior to the Belgium Approval Date, the sum of (i) the Cash Consideration and (ii) the Closing Payment Shares, less the Belgium Holdback Amount, and (y) following the earlier of
(i) the Belgium Closing Date and (ii) the earlier of the date on which the Belgium Approval shall have been obtained or applicable waiting periods have expired or have been terminated and on such date there is a Non- Belgium Restraint, the sum of (1) the Cash Consideration, (2) the Closing Payment Shares, and (3) the Belgium Holdback Amount.”
(b)Section 2.2(b)(i)(A) of the Agreement is hereby amended and restated in its entirety as follows:
“pay (or cause to be paid) to Seller, by wire transfer of immediately available funds (to the account or accounts designated in writing and provided by Seller to Purchaser at least two Business Days prior to the Closing Date), an amount in cash equal to the Estimated Cash Consideration minus the Escrow Amount minus the Belgium Holdback Amount.”
5.Closing Date. The first sentence of Section 2.3 of the Agreement is amended by adding the following phrase after the word “Transaction”, “(other than the Belgium Transaction)”.
6.Tax Matters. The Parties agree that references to the Closing Date in Article VI of the Agreement shall be read to refer to the Belgium Closing Date with respect to the Belgium Purchased Entity where necessary and appropriate to give effect to the Parties’ intent with respect to the tax matters addressed therein.
7.Termination.
(a)The following is hereby inserted as a new Section 8.4 of the Agreement:

“Abandonment of Belgium Transaction. Notwithstanding anything to the contrary in this Agreement, the sale, transfer and conveyance by Seller, and the purchase of the Belgium Purchased Entity Equity by MSC Software Benelux following the Closing pursuant to the terms hereof (the “Belgium Transaction”), may be abandoned at any time prior to the Belgium Closing:
(a)by mutual written consent of the Parties;
(b)by Seller or by Purchaser via written notice to the other Party, if the Belgium Closing shall not have occurred on or prior to the Belgium Outside Date (as may be extended); provided, that the right to terminate the Belgium Transaction under this Section 8.4(b) shall not be available to any Party whose failure to perform any covenant or obligation under this Agreement or material breach of any representation or warranty herein has been the primary cause of the failure of the Belgium Closing to occur on or before such date; or
(c)by Seller or by Purchaser via written notice to the other Party, if there shall be enacted any Law or is any final and non-appealable Judgment issued after the date hereof enjoining, prohibiting or rendering illegal the consummation of the Belgium Closing; provided that the right to terminate this Agreement pursuant to this Section 8.4(c) shall not be available to any Party whose breach of any representations, warranty, covenant or agreement set forth in this Agreement has been the primary cause of the issuance, promulgation, enforcement or entry of such Law or Judgment.
If the Belgium Transaction is abandoned in accordance with this Section 8.4, Purchaser shall, unless required under Section 10.19(g), not be required to pay the Belgium Holdback Amount and Seller shall not be required to sell the Belgium Purchased Entity Equity to MSC Benelux as contemplated by the second sentence of Section 2.1(b).
8.Restrictive Covenants.
(a)Section 5.21(c)(i) of the Agreement is hereby amended and restated in its entirety to read as follows:

“(i) solicit or recruit, or attempt to solicit or recruit, for employment or engagement (whether as an employee, contractor, consultant or otherwise) any individual employed or engaged by Seller or its Affiliates (other than, if the Closing occurs, the Transferred Entities or any Business Employees or individuals who are Excluded Entity Personnel as of the date hereof or as of Closing, or if the Belgium Transaction is abandoned in accordance with Section 8.4, Business Employees of the Belgium Purchased Entity) whom Purchaser or its Affiliates were first introduced to or made aware of in connection with the Transaction (and in either case, who Purchaser or its Affiliates had material contact with in connection with the Transaction, including the negotiations therefor and relating to the performance of any Transaction Documents, including after the Closing) (each, a “Seller Transaction Employee”), or”
(b)The following is hereby inserted as a new Section 5.22(a)(v) of the Agreement:
“conducting the business of the Belgium Purchased Entity in the ordinary course of business consistent with past practice and in accordance with the terms of this Agreement (including Section 5.2) between the Closing and the earlier to occur of the Belgium Closing and the abandonment of the Belgium Transaction pursuant to Section 8.4. For the avoidance of doubt, and notwithstanding any abandonment of the Belgium Transaction pursuant to Section 8.4, for purposes of this Section 5.22, but without limiting the foregoing (or Section 10.19), the Belgium Purchased Entity shall not be deemed to be a “Retained Entity” or part of the “Remaining Seller Group” and the business of the Belgium Purchased Entity shall not be deemed to be part of the “Retained Business”.”
9.Employee Matters. The first sentence of Section 5.7(a) of the Agreement is hereby amended by replacing “With respect to each Business Employee who continues in employment with a Transferred Entity as of immediately following the Closing (a “Continuing Employee”)” with “With respect to each Business Employee who continues in employment with a Transferred Entity as of immediately following the Closing or immediately following the Belgium Closing, as applicable (a “Continuing Employee”)”.
10.Miscellaneous. The following is added as a new Section 10.19 of the Agreement: “Belgium Matters.
(a)Without limiting the procedures contemplated herein with respect to the Belgium Transaction, from and after the Closing, the Belgium Purchased Entity is and shall be deemed to be a Transferred Entity (including, for the avoidance of doubt, with respect to the calculation and determination of Closing Cash Amounts, Closing Indebtedness, Closing Transaction Expenses and Closing Working Capital), except as specifically provided otherwise herein.
(b)From the Closing until the earlier of the Belgium Closing and the abandonment of the Belgium Transaction pursuant to Section 8.4,
(i) Seller shall continue to operate the business of the Belgium Purchased Entity subject to Section 2.1(c) and such operation shall not be a breach of (or otherwise restricted by) any Post-Closing

Covenant (other than Section 2.1(c)) otherwise applicable to a Transferred Entity, and (ii) for purposes of Section 5.4, information relating to the Belgium Purchased Entity shall be Seller Confidential Information and shall not be Purchaser Confidential Information. For the avoidance of doubt, the Parties agree that Section 2.1(c) is a Post-Closing Covenant for purposes of this Agreement and the provisions of Article IX shall apply with respect to any breach thereof.
(c)The Pre-Belgium Transaction (including [***]) and the Belgium Transaction, in each case, pursuant to the Local Transfer Agreements and [***], are deemed disclosed against each applicable representation and warranty in Article III hereof (and any specific disclosures in the Disclosure Schedules concerning the Belgium Purchased Entity are qualified by the Pre-Belgium Transaction and the Belgium Transaction), and consummation of the Pre-Belgium Transaction (including [***]) pursuant to the Local Transfer Agreements and [***] is expressly consented to by Purchaser and shall not be deemed to be a breach of any pre- Closing covenant hereunder.
(d)Notwithstanding anything to the contrary herein (including, for the avoidance of doubt, in respect of clause (ii) of this sentence, Section 9.2(a)(iv)-(v)), (i) [***], and (ii) each Party will bear 50% of any Taxes actually incurred by the Parties or their Affiliates as a direct result of the consummation of the Pre-Belgium Transaction and the Belgium Transaction to the extent such Taxes would not have been incurred had the Pre-Belgium Transaction and the Belgium Transaction not occurred (and the Belgium Purchased Entity had remained a subsidiary of MSC Software Benelux and been indirectly acquired by Purchaser pursuant to the Transaction at the Closing), and each Party shall promptly reimburse the other Party or its applicable Affiliates for any amounts paid in excess of such Party’s allocable share pursuant to this Section 10.19(d)(ii); provided that, in no event shall the liability of Purchaser and its Affiliates under this Section 10.19(d)(ii) exceed $[***] in the aggregate.
(e)From and after the Closing until the earlier to occur of the Belgium Closing and the abandonment of the Belgium Transaction pursuant to Section 8.4, Purchaser shall, and shall cause its Affiliates to, continue to own, directly or indirectly, all, and shall not transfer, sell or otherwise grant to any third party any interest in or to any, of the outstanding equity interests of MSC Software Benelux.
(f)If the Belgium Transaction is abandoned in accordance with Section 8.4, the Parties shall [***].

(g)Notwithstanding anything in this Agreement to the contrary, on the earlier of (i) the Belgium Closing Date and (ii) three Business Days after the earlier of the date on which the Belgium Approval shall have been obtained or applicable waiting periods have expired or have been terminated and on such date there is a Non-Belgium Restraint, Purchaser shall pay, or shall cause to be paid, the Belgium Holdback Amount to Seller, by wire transfer of immediately available funds (to the account designated in writing and provided by Seller to Purchaser at least two Business Days prior thereto).
11.Waiver of Closing Condition. The Parties hereby waive the Belgium Approval as a condition to Closing for purposes of Section 7.1(a)(ii) of the Agreement (it being understood that the Belgium Approval will be required prior to the Belgium Closing). The Parties hereby agree that no resignation of any directors, managers or officers (or local legal equivalent, if any) of the Belgium Purchased Entity shall be required at Closing, but will be provided at the Belgium Closing (if requested by Purchaser at least five Business Days prior to the date thereof).
12.[***]. The following is hereby inserted as a new Section 5.28 of the Agreement:
[***]
13.Intellectual Property.
(a)The definition of “Transferring Intellectual Property Rights” in Section 1.1 of the Agreement is hereby amended and restated in its entirety to read as follows:
“Transferring Intellectual Property Rights” means (a) all Intellectual Property Rights that are both (i) primarily Related to the Business; and (ii) owned or purported to be owned by Seller or any of its Affiliates (other than an Excluded Entity) as of the date of this Agreement or immediately prior to the Closing (or, with respect to the Intellectual Property Rights owned or purported to be owned by the Belgium Purchased Entity, immediately prior to the Belgium Closing); (b) all Registered Intellectual Property Rights listed in Section 3.9(a) of the Disclosure Schedules; and (c) all Intellectual Property Rights owned or purported to be owned by Seller or any of its Affiliates (other than an Excluded Entity) in or to the Nexus Platform Assets. For the avoidance of doubt, the Transferring Intellectual Property Rights excludes the Retained Names.
(b)The definition of “Transferring Intellectual Technology” in Section 1.1 of the Agreement is hereby amended and restated in its entirety to read as follows:

“Transferring Technology” means (a) all Technology that is both (i) primarily Related to the Business; and (ii) owned or purported to be owned by Seller or any of its Affiliates (other than an Excluded Entity) as of the date of this Agreement or immediately prior to the Closing (or, with respect to the Technology owned or purported to be owned by the Belgium Purchased Entity, immediately prior to the Belgium Closing); and (b) the Nexus Platform Assets.
(c)Exhibit F to the Agreement is hereby replaced in its entirety with Exhibit F attached to this Amendment.
14.Transition Services Agreement. The following is hereby inserted as new sentences at the end of Section 5.24 of the Agreement:
“Following the Closing until the earlier of the Belgium Closing and the abandonment of the Belgium Transaction pursuant to Section 8.4, the Parties will cooperate in good faith to identify any additional services which may be required under the Transition Services Agreement to enable Seller to operate the Belgium Purchased Entity and the portion of the Business conducted by the Belgium Purchased Entity or for Purchaser to operate the portion of the Business transferred at Closing, subject to applicable Law, in each case in the ordinary course of business consistent with past practice during the period between the Closing and the earlier of the Belgium Closing and the abandonment of the Belgium Transaction pursuant to Section 8.4 in accordance with the terms hereof, and such services shall be added as Purchaser Services or Seller Services, as applicable. For the avoidance of doubt, for purposes of the Transition Services Agreement, until the Belgium Closing, the Belgium Purchased Entity shall be an Affiliate of Seller.”
15.Payments from Third Parties; Wrong Pockets.
Section 5.11 of the Agreement is hereby amended and restated in its entirety to read as follows:
“Payments from Third Parties; Wrong Pockets.
(a)Seller shall, or shall cause its applicable Affiliate to, promptly pay or deliver to Purchaser (or its designated Affiliate) any monies or checks or other Cash Amounts that are in respect of the Business that have been delivered to, received by or otherwise identified in the possession of Seller or any of its Affiliates either after the Closing or, with respect to the Belgium Purchased Entity, the Belgium Closing, including any monies or checks or other Cash Amounts sent by customers, suppliers or other contracting parties in respect of the Business.

(b)Purchaser shall, or shall cause its applicable Affiliate to, promptly pay or deliver to Seller (or its designated Affiliate) any monies or checks or other Cash Amounts that are in respect of the Retained Business (other than the Retained Business of the Belgium Purchased Entity if the Belgium Transaction is abandoned pursuant to Section 8.4) that have been delivered to, received by or otherwise identified in the possession of Purchaser or any of its Affiliates either after the Closing or, with respect to the Belgium Purchased Entity, the Belgium Closing, including any such monies or checks or other Cash Amounts sent by customers, suppliers or other contracting parties in respect of the Retained Business (other than the Retained Business of the Belgium Purchased Entity if the Belgium Transaction is abandoned pursuant to Section 8.4).
(c)If, at any time within 24 months either following the Closing or, with respect to the Belgium Purchased Entity, the Belgium Closing, any right, property, asset or Contract primarily related to the Retained Business, is found to have been transferred to, or retained by, Purchaser or its Affiliates (including any Transferred Entity) in error, either directly or indirectly, Purchaser shall transfer, or shall cause its Affiliates (including the Transferred Entities) to transfer, at Seller’s sole cost and expense, such right, property, asset or Contract as soon as practicable for no additional consideration to Seller or its designated Affiliate.
(d)If, at any time within 24 months either following the Closing or, with respect to the Belgium Purchased Entity, the Belgium Closing, any right, property asset or Contract that is primarily Relating to the Business is found to have been transferred to, or retained by, Seller or its Affiliates in error, either directly or indirectly, Seller shall transfer, or shall cause the applicable Affiliate to transfer, at Seller’s sole cost and expense, such right, property, asset or Contract as soon as practicable for no additional consideration to Purchaser or its designated Affiliate.”

16.Disclosure Schedules. The Disclosure Schedules to the Agreement are hereby amended to add a new Section 5.28 to the Disclosure Schedules, the contents of which are set forth on Exhibit A to this Amendment.
17.Transaction Expenses.
(a)Exhibit C to the Agreement is hereby amended by adding the following language as a new number 15 in Part 2 thereof that reads as follows:
“Notwithstanding anything in this Agreement to the contrary, only those amounts set forth on Attachment 1 to this Exhibit C (the “Specified Amounts”) that are actually paid by Purchaser or its Affiliates (including after the Closing, the Transferred Entities) prior to the end of the Purchaser Delivery Period, as specified therein, will be included (without duplication) in the calculation of Closing Working Capital, Closing Indebtedness and Closing Transaction Expenses, as applicable; provided, that, to the extent that any such Specified Amounts are actually paid by Seller or its Affiliates (including, prior to the Closing, the Transferred Entities) prior to the end of the Purchaser Delivery Period, such amounts shall be excluded, as applicable, from the calculation of Closing Working Capital, Closing Indebtedness and Closing Transaction Expenses.”
(b)The contents of Attachment 1 to Exhibit C to the Agreement are set forth on Attachment 1 to this Amendment.
18.Headings. The headings contained in this Amendment are for reference purposes only and shall not affect in any way the meaning or interpretation of this Amendment.
19.Counterparts. This Amendment may be executed in two or more counterparts, all of which shall be considered an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more such counterparts have been signed by each Party and delivered (by email or otherwise) to the other Party. Signatures to this Amendment transmitted by electronic mail in “portable document format” format, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signatures.
20.Governing Law and Jurisdiction. This Amendment shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. In addition, each of the Parties (i) irrevocably submits to the personal jurisdiction of the Delaware Court of

Chancery in and for New Castle County, or in the event (but only in the event) that such Delaware Court of Chancery declines jurisdiction over such Proceeding, any Delaware State court sitting in New Castle County, or in the event (but only in the event) that such court declines jurisdiction over such Proceeding, the United States District Court for the District of Delaware, in the event that any dispute (whether in contract, tort or otherwise) arises out of this Amendment or the Transaction or the other transactions contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) agrees that it will not bring any Proceeding relating to this Amendment or the Transaction in any court other than the Delaware Court of Chancery in and for New Castle County, or in the event (but only in the event) that such Delaware Court of Chancery declines jurisdiction over such Proceeding, any Delaware State court sitting in New Castle County, or in the event (but only in the event) that such court declines jurisdiction over such Proceeding, the United States District Court for the District of Delaware. Each Party agrees that service of process upon such Party in any such Proceeding shall be effective if notice is given in accordance with Section 10.2 of the Agreement.

21.Amendments and Waivers. This Amendment may not be amended, supplemented or otherwise modified, except by an instrument in writing signed on behalf of each of the Parties. By an instrument in writing, Purchaser, on the one hand, or Seller, on the other hand, may waive compliance by the other with any term or provision of this Amendment that the other Party was or is obligated to comply with or perform. The waiver by any Party of a breach, failure or default of any term or provision of this Amendment shall not be construed as a waiver of, or estoppel with respect to, any subsequent breach, failure or default unless expressly identified by such written waiver. No failure or delay by any Party in exercising any right, remedy, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
22.Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AMENDMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN ANY PROCEEDING, COUNTERCLAIM OR OTHER LITIGATION PROCEDURE BROUGHT BY OR AGAINST EITHER OF THEM AGAINST OR BY THE OTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AMENDMENT OR THE OTHER TRANSACTION DOCUMENTS OR THE ADMINISTRATION THEREOF OR THE TRANSACTION OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN. NO PARTY SHALL SEEK A JURY TRIAL IN ANY PROCEEDING BASED UPON, OR ARISING OUT OF, THIS AMENDMENT OR THE OTHER TRANSACTION

DOCUMENTS OR THE ADMINISTRATION THEREOF OR THE TRANSACTION OR ANY OF THE OTHER TRANSACTIONS

CONTEMPLATED HEREIN OR THEREIN. NO PARTY HERETO WILL SEEK TO CONSOLIDATE ANY SUCH PROCEEDING IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER PROCEEDING IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EACH PARTY CERTIFIES THAT (I) IT HAS BEEN INDUCED TO ENTER INTO THIS AMENDMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS SECTION 22, (II) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER,
(III) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION 22 WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.
23.Specific Performance. The Parties agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur in the event that a Party does not perform any provision of this Amendment in accordance with its specified terms or otherwise breach such provisions. Accordingly, the Parties acknowledge and agree that the Parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Amendment and to enforce specifically the terms and provisions hereof without proof of actual damages or the inadequacy of monetary relief, in addition to any other remedy to which such Party is entitled in Law or in equity. Each Party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other Party has an adequate remedy at Law or that any award of specific performance is not an appropriate remedy for any reason at Law or in equity. Any Party seeking an injunction or injunctions to prevent breaches or threatened breaches of this Amendment or to enforce specifically the terms and provisions of this Amendment shall not be required to provide any bond or other security in connection with such remedy. The foregoing is in addition to any other remedy to which any Party is entitled at Law, in equity or otherwise, including monetary damages. It is explicitly agreed that each Party shall have the right to an injunction, specific performance or other equitable remedies in connection with enforcing the other Party’s obligations under this Amendment in accordance with the terms and conditions set forth herein.
[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 1 to the Equity Purchase Agreement effective as of the date first above written.

CADENCE DESIGN SYSTEMS, INC.
By:	/s/ Anirudh Devgan
Name:	Anirudh Devgan
Title:	President and Chief Executive Officer

Signature Page to Amendment No. 1 to the Equity Purchase Agreement

HEXAGON SMART SOLUTIONS AB
By:	[***]
Name:	[***]
Title:	Board Member/ Managing Director

Signature Page to Amendment No. 1 to the Equity Purchase Agreement